Exhibit 10.17

3033 Campus Drive North, Suite 175, Minneapolis, Minnesota  55441

Telephone: 763-551-1001

Facsimile: 763-551-2499

April 26, 2006

Mr. Brian Kletscher

Chairman Highwater Ethanol

30427 County Highway 10

Vesta, MN  56292

Subject:  Environmental Permitting Proposal for the Highwater Ethanol Plant at Lamberton, MN

Dear Mr. Kletscher:

Thank you for the opportunity to present the attached proposal for environmental review and permitting services for the Highwater Ethanol Project near Lamberton, Minnesota.  Earth Tech staff is sensitive to the concerns of energy producers and agribusiness in Minnesota through our environmental work with dairy, swine, and poultry operations and commodity handling and processing facilities.  Most importantly, our staff has extensive experience preparing environmental review and permitting documentation for ethanol facilities.

Earth Tech has extensive experience with agency staff and rules to facilitate effective permitting and priority service from state regulators.  The project team’s understanding of the Minnesota regulatory system will provide Highwater Ethanol with a clearer basis for decision-making and better project results.  We bring:

•                                          Extensive Minnesota, Midwestern, and agribusiness and power experience.

•                                          Staff with up to 30 years of experience in permitting and environmental review with the Minnesota Pollution Control Agency (MPCA), Environmental Quality Board (EQB), and federal and local regulatory agencies, with many projects specifically relating to ethanol and power projects.

•                                          Earth Tech understands what to expect from regulators.  Earth Tech staff received the highest score of all competing environmental consultants in a recent competency test on air permitting regulations prepared by the MPCA.

This proposal provides an outline of work tasks, approximate timelines, and estimates of the level of effort required for each task.

In addition, please find enclosed two signed copies of our Consulting Agreement and Notice to Proceed.  Please sign and return one copy to my attention and keep the second for your records.

[Earth Tech Logo]

In closing, we would again like to express our appreciation for the opportunity to present this proposal for environmental permitting services in support of your ethanol project.  If you have any questions, or require further clarification, please feel free to contact me at (763) 551-2461 or Mike.Valentine@earthtech.com at your convenience.

Very truly yours,

Earth Tech, Inc.

/s/ J. Michael Valentine

J. Michael Valentine
Vice President

Enclosure